Exhibit 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT: Gordon Milne (805) 367-3720

RYLAND REPORTS RESULTS FOR THE FIRST QUARTER OF 2015

WESTLAKE VILLAGE, Calif. (April 30, 2015) – The Ryland Group, Inc. (NYSE: RYL) today announced results for its quarter ended March 31, 2015.  Items of note included:

•                 Net income increased 12.5 percent to $26.5 million, or $0.47 per diluted share, for the first quarter of 2015 from $23.5 million, or $0.42 per diluted share, for the first quarter of 2014;

•                 Pretax earnings rose 8.3 percent to $41.3 million for the quarter ended March 31, 2015, compared to $38.2 million for the quarter ended March 31, 2014;

•                 Revenues totaled $517.4 million for the quarter ended March 31, 2015, representing a 5.7 percent increase from $489.7 million for the quarter ended March 31, 2014;

•                 New order dollars rose 11.5 percent to $813.3 million for the first quarter of 2015, compared to the same period in 2014, and new orders increased 9.3 percent to 2,389 units for the first quarter of 2015, compared to the first quarter of 2014;

•                 The dollar value of the Company’s backlog was $1.2 billion at March 31, 2015, an 11.5 percent increase from March 31, 2014.  Backlog rose 6.0 percent to 3,543 units at March 31, 2015, from March 31, 2014;

•                 Average closing price increased 4.9 percent to $343,000 for the quarter ended March 31, 2015, from $327,000 for the same period in 2014;

•                 Selling, general and administrative expense totaled 12.7 percent of homebuilding revenues for the first quarter of 2015, compared to 13.0 percent for the first quarter of 2014;

•                 Active communities increased 14.5 percent to 340 communities at March 31, 2015, from 297 communities at March 31, 2014;

•                 After settling its 5.4 percent senior notes using existing cash of $126.5 million during the quarter, the Company’s cash, cash equivalents and marketable securities totaled $377.4 million at March 31, 2015, compared to $574.8 million at December 31, 2014; and

•                 Net debt-to-capital ratio was 44.9 percent at March 31, 2015, compared to 43.3 percent at December 31, 2014.

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RYLAND FIRST-QUARTER RESULTS

RESULTS FOR THE FIRST QUARTER OF 2015

For the quarter ended March 31, 2015, the Company reported net income of $26.5 million, or $0.47 per diluted share, compared to $23.5 million, or $0.42 per diluted share, for the same period in 2014.

The homebuilding segments reported pretax earnings of $44.1 million for the first quarter of 2015, compared to $46.2 million for the same period in 2014.  This decrease in pretax earnings was primarily due to lower housing gross profit margin, partially offset by an increase in homebuilding revenues and a reduction in selling, general and administrative expense as a percentage of homebuilding revenues.

For the first quarter of 2015, homebuilding revenues increased 4.9 percent to $505.0 million from $481.5 million for the same period in 2014.  The improvement in homebuilding revenues was attributable to a rise in average closing price, which was $343,000 for the first quarter of 2015, versus $327,000 for the same period in 2014. Closings were flat at 1,463 units for the quarter ended March 31, 2015, compared to 1,470 units for the same period in the prior year.  Homebuilding revenues for the first quarter of 2015 included $3.4 million from land sales, which resulted in pretax earnings of $717,000, compared to homebuilding revenues for the first quarter of 2014 that included $844,000 from land sales, which resulted in pretax earnings of $157,000.

New orders increased 9.3 percent to 2,389 units for the quarter ended March 31, 2015, from 2,186 units for the same period in 2014.  The Company had an average monthly sales absorption rate of 2.3 homes per community for the quarter ended March 31, 2015, versus 2.5 homes per community for the quarter ended March 31, 2014, and an average cancellation rate of 15.1 percent for the quarter ended March 31, 2015, versus 15.3 percent for the same period in 2014.  For the first quarter of 2015, new order dollars rose 11.5 percent to $813.3 million from $729.4 million for the first quarter of 2014.  At March 31, 2015, backlog increased 6.0 percent to 3,543 units from 3,342 units at March 31, 2014.  The dollar value of the Company’s backlog was $1.2 billion at March 31, 2015, reflecting an 11.5 percent rise from $1.1 billion at March 31, 2014.

Housing gross profit margin was 19.7 percent for the quarter ended March 31, 2015, compared to 21.1 percent for the quarter ended March 31, 2014.  This decline in housing gross profit margin was primarily driven by the relative mix of closings within the Company’s markets during the first quarter of 2015, compared to the same period in the prior year.  Sales incentives and price concessions totaled 7.6 percent of housing revenues for the first quarter of 2015, compared to 6.4 percent for the same period in 2014.

Selling, general and administrative expense totaled 12.7 percent of homebuilding revenues for the first quarter of 2015, compared to 13.0 percent for the first quarter of 2014.  This decrease was primarily attributable to improved leverage that resulted from increased revenues.

For the quarter ended March 31, 2015, the financial services segment reported pretax earnings of $5.1 million, compared to a pretax loss of $1.4 million for the quarter ended March 31, 2014.  This increase in pretax earnings was primarily attributable to higher locked loan and origination volumes during the first quarter of 2015, compared to the same period in 2014, as well as to a reduction in financial services expense that related to a change in the estimate of ultimate insurance loss liability in the prior year.

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RYLAND FIRST-QUARTER RESULTS

DEBT MATURITY IN JANUARY 2015

The Company used existing cash of $126.5 million to settle its 5.4 percent senior notes that matured in January 2015.

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RYLAND FIRST-QUARTER RESULTS

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 315,000 homes and financed more than 260,000 mortgages.  The Company currently operates in 17 states across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others:

•                  economic changes nationally or in the Company’s local markets, including volatility and increases in interest rates, the impact of, and changes in, governmental stimulus, tax and deficit reduction programs, inflation, changes in consumer demand and confidence levels and the state of the market for homes in general;

•                  changes and developments in the mortgage lending market, including revisions to underwriting standards for borrowers and lender requirements for originating and holding mortgages, changes in government support of and participation in such market, and delays or changes in terms and conditions for the sale of mortgages originated by the Company;

•                  the availability and cost of land and the future value of land held or under development;

•                  increased land development costs on projects under development;

•                  shortages of skilled labor or raw materials used in the production of homes;

•                  increased prices for labor, land and materials used in the production of homes;

•                  increased competition;

•                  failure to anticipate or react to changing consumer preferences in home design;

•                  increased costs and delays in land development or home construction resulting from adverse weather conditions or other factors;

•                  potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations or governmental policies (including those that affect zoning, density, building standards, the environment and the residential mortgage industry);

•                 delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities;

•                  changes in the Company’s effective tax rate and assumptions and valuations related to its tax accounts;

•                  the risk factors set forth in the Company’s most recent Annual Report on Form 10-K; and

•                  other factors over which the Company has little or no control.

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Four financial-statement pages to follow.

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(in thousands, except share data)

	Three months ended March 31,
	2015	2014
REVENUES
Homebuilding	$504,999	$481,485
Financial services	12,400	8,198
TOTAL REVENUES	517,399	489,683

EXPENSES
Cost of sales	405,291	379,999
Selling, general and administrative	64,170	62,794
Financial services	7,334	9,609
TOTAL EXPENSES	476,795	452,402

OTHER INCOME
Gain from marketable securities, net	145	404
Other income	592	485
TOTAL OTHER INCOME	737	889
Income before taxes	41,341	38,170
Tax expense	14,884	14,643
NET INCOME	$26,457	$23,527

NET INCOME PER COMMON SHARE
Basic	$0.57	$0.50
Diluted	$0.47	$0.42

AVERAGE COMMON SHARES OUTSTANDING
Basic	46,465,586	46,579,280
Diluted	57,981,137	58,126,928

THE RYLAND GROUP, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2015	December 31, 2014
	(Unaudited)

ASSETS
Cash, cash equivalents and marketable securities
Cash and cash equivalents	$330,438	$521,195
Restricted cash	29,059	35,720
Marketable securities, available-for-sale	17,933	17,845
Total cash, cash equivalents and marketable securities	377,430	574,760
Housing inventories
Homes under construction	824,516	764,853
Land under development and improved lots	1,274,384	1,250,159
Consolidated inventory not owned	30,738	30,811
Total housing inventories	2,129,638	2,045,823
Property, plant and equipment	34,218	30,566
Mortgage loans held-for-sale	86,699	153,366
Net deferred taxes	88,278	91,766
Other	161,868	155,808
TOTAL ASSETS	2,878,131	3,052,089

LIABILITIES
Accounts payable	161,469	205,397
Accrued and other liabilities	202,805	215,221
Financial services credit facilities	80,702	129,389
Debt	1,294,259	1,403,079
TOTAL LIABILITIES	1,739,235	1,953,086

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par value:
Authorized—10,000 shares Series A Junior Participating Preferred, none outstanding	-	-
Common stock, $1.00 par value:
Authorized—199,990,000 shares Issued—46,788,655 shares at March 31, 2015 (46,296,045 shares at December 31, 2014)	46,789	46,296
Retained earnings	1,078,630	1,039,076
Accumulated other comprehensive loss	(750)	(799)
TOTAL STOCKHOLDERS’ EQUITY FOR THE RYLAND GROUP, INC.	1,124,669	1,084,573
NONCONTROLLING INTEREST	14,227	14,430
TOTAL EQUITY	1,138,896	1,099,003
TOTAL LIABILITIES AND EQUITY	$2,878,131	$3,052,089

THE RYLAND GROUP, INC. and Subsidiaries

SEGMENT INFORMATION (Unaudited)

	Three months ended March 31,
	2015	2014
EARNINGS (LOSS) BEFORE TAXES (in thousands)
Homebuilding
North	$11,539	$10,794
Southeast	12,643	14,857
Texas	6,729	7,847
West	13,187	12,728
Financial services	5,122	(1,411)
Corporate and unallocated	(7,879)	(6,645)
Total	$41,341	$38,170
NEW ORDERS
Units
North	707	610
Southeast	690	635
Texas	475	507
West	517	434
Total	2,389	2,186
Dollars (in millions)
North	$226	$190
Southeast	215	192
Texas	161	165
West	211	182
Total	$813	$729
CLOSINGS
Units
North	422	424
Southeast	427	446
Texas	334	351
West	280	249
Total	1,463	1,470
Average closing price (in thousands)
North	$321	$314
Southeast	320	284
Texas	337	316
West	419	442
Total	$343	$327

OUTSTANDING CONTRACTS	March 31,
Units	2015	2014
North	1,082	1,018
Southeast	1,046	991
Texas	693	770
West	722	563
Total	3,543	3,342
Dollars (in millions)
North	$347	$324
Southeast	344	298
Texas	242	252
West	298	230
Total	$1,231	$1,104
Average price (in thousands)
North	$321	$318
Southeast	329	301
Texas	348	328
West	413	407
Total	$347	$330

THE RYLAND GROUP, INC. and Subsidiaries

SUPPLEMENTAL INFORMATION (Unaudited)

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION
(in thousands, except origination data)	Three months ended March 31,
	2015	2014
RESULTS OF OPERATIONS
REVENUES
Income from origination and sale of mortgage loans, net	$9,774	$5,640
Title, escrow and insurance	2,115	1,897
Interest and other	511	661
TOTAL REVENUES	12,400	8,198
EXPENSES	7,334	9,609
OTHER INCOME	56	-
PRETAX EARNINGS (LOSS)	$5,122	$(1,411)

OPERATIONAL DATA

Retail operations:
Originations (units)	814	704
Ryland Homes originations as a percentage of total originations	99.6%	100.0%
Ryland Homes origination capture rate	62.6%	60.2%

OTHER CONSOLIDATED SUPPLEMENTAL INFORMATION
(in thousands)	Three months ended March 31,
	2015	2014
Interest incurred	$16,493	$17,383
Interest capitalized during the period	16,063	17,111
Amortization of capitalized interest included in cost of sales	9,793	10,470
Depreciation and amortization	4,802	4,718